Exhibit 99.1
DENBURY RESOURCES INC.
P R E S S   R E L E A S E

Denbury Resources Announces Third Quarter Results

News Release
Released at 7:30 AM CDT

DALLAS – November 3, 2011 – Denbury Resources Inc. (NYSE: DNR) ("Denbury" or the "Company") today announced its third quarter 2011 financial and operating results.  The Company recognized net income during the third quarter of 2011 of $275.7 million, or $0.69 per basic common share ($0.68 per diluted common share), as compared to net income of $29.1 million, or $0.07 per basic and diluted common share, in the third quarter of 2010.  Net income adjusted to exclude certain non-cash or unusual items would have been approximately $148.2 million, or $0.37 per basic and diluted common share, in the third quarter of 2011 and would have been $52.7 million, or $0.13 per basic and diluted common share, in the prior year third quarter.  The significant non-cash item included in third quarter 2011 results was a $205.6 million ($127.5 million net of taxes) non-cash gain on the change in the fair value of commodity derivatives.  See the accompanying schedules for a reconciliation of “net income” as defined by generally accepted accounting principles (“GAAP”) to the non-GAAP measure “adjusted net income.”  The Company completed the acquisition of Encore on March 9, 2010; therefore, the operating results for the comparative first nine months of 2010 only include amounts associated with Encore for the period from March 9, 2010 to September 30, 2010.

Adjusted cash flow from operations (cash flow from operations before changes in assets and liabilities, a non-GAAP measure) for the third quarter of 2011 was a Company quarterly record of $357.7 million, as compared to adjusted cash flow from operations of $219.9 million in the third quarter of 2010, with the increase due primarily to higher oil prices during the 2011 quarter. Cash flow from operations, the GAAP measure, totaled $315.7 million during the third quarter of 2011, compared to $208.5 million during the third quarter of 2010.  Adjusted cash flow from operations and cash flow from operations differ in that the latter measure includes the changes in receivables, accounts payable and accrued liabilities during the quarter (see the accompanying schedules for a reconciliation of the GAAP measure “cash flow from operations,” to “adjusted cash flow from operations,” which is the non-GAAP measure discussed above).  Net increases in operating assets and liabilities of $42.0 million during the third quarter of 2011 were primarily due to increases in trade and other receivables, and decreases in accounts payable and accrued liabilities.

Production

During the third quarter of 2011, the Company’s oil and natural gas production averaged 66,830 barrels of oil equivalent per day (“BOE/d”), a 6% increase compared to continuing production of 63,194 BOE/d during the third quarter of 2010, which excludes 14,536 BOE/d of production from non-strategic Encore properties and Encore Energy Partners LP (“ENP”) properties, all of which were sold during the fourth quarter of 2010.  This 6% increase is attributable to higher production from the Company’s Bakken and tertiary properties, partially offset by natural declines in production from other non-tertiary properties.

Production from the Company’s tertiary operations increased 5% in the third quarter of 2011, averaging 31,091 barrels of oil per day (“Bbls/d”), as compared to 29,531 Bbls/d of average production in the third quarter of 2010.  This increase in tertiary production is primarily due to production growth in response to continued expansion of the tertiary floods in Delhi, Tinsley, and Heidelberg Fields.  Offsetting these production gains were normal production declines in the Company’s mature tertiary fields.  Third quarter 2011 average tertiary production was slightly higher than the 30,771 Bbls/d of tertiary production in the second quarter of 2011.

The Company’s Bakken area production for the third quarter of 2011 averaged 9,976 BOE/d, a 31% increase over second quarter 2011 Bakken production levels and a 114% increase over third quarter 2010 production levels.  The production increases in the Bakken are due to an acceleration of drilling activities in the area, as the Company increased operated drilling rigs from two at the time of the Encore acquisition in March 2010, to seven operated rigs at the end of the third quarter of 2011.  During the first nine months of 2011, the Company completed 24 operated wells in the Bakken.

Review of Third Quarter 2011 Financial Results

The Company’s third quarter oil and natural gas revenues increased 23% compared to revenues in the prior year third quarter, as significantly higher commodity prices and improved oil differentials increased revenues by 37%. Lower production levels related to fourth quarter 2010 property sales decreased revenues by 14%.  Oil and natural gas revenues per barrel of oil equivalent (“BOE”), excluding the impact of any derivative contracts, were 43% higher in the third quarter of 2011 than in the third quarter of 2010 ($91.98 per BOE compared to $64.44 per BOE) due to higher realized oil prices and a higher percentage of oil production.  During the third quarter of 2011, 93% of the Company’s production was oil, as compared to 83% in the third quarter of 2010.  This is primarily due to the Haynesville and ENP sales during the fourth quarter of 2010, which produced higher proportions of natural gas.

       The Company recorded a $205.6 million non-cash fair value gain in the third quarter of 2011 on the change in fair value of its derivative contracts, compared to a $41.9 million non-cash loss for fair value changes in the third quarter of 2010. The Company had cash receipts of $4.6 million on its derivative contracts in the third quarter of 2011, compared to cash receipts of $10.0 million during the third quarter of 2010.

During the third quarter of 2011, the Company’s oil price differentials (Denbury’s received net oil price compared to NYMEX prices) continued to improve significantly, primarily due to the favorable price differential for crude oil sold under Light Louisiana Sweet (“LLS”) index pricing.  Company-wide oil price differentials in the third quarter of 2011 were $7.25 per Bbl above NYMEX, compared to a differential of $3.85 per Bbl below NYMEX in the third quarter of 2010 and a differential of $3.72 per Bbl above NYMEX during the second quarter of 2011.  During the latter part of the first quarter of 2011, the LLS index price increased significantly more than NYMEX prices, causing the LLS to NYMEX differential to increase significantly, and it has remained high throughout the second and third quarters.  For the third quarter of 2011, this LLS differential averaged a positive $18.90 per Bbl on a trade-month basis, compared to a positive $15.32 per Bbl differential in the second quarter of 2011 and a more typical positive $3.11 per Bbl differential in the third quarter of 2010. The Company currently sells approximately 42% of its crude oil based on the LLS index price (although due to contract provisions it may not realize the full differential), sells approximately 38% based on NYMEX prices, and sells the balance based on various other indexes.

Lease operating expenses increased 21% on a per BOE basis between the comparative third quarters of 2011 and 2010 and increased 1% sequentially from the second quarter to the third quarter of 2011.  The overall increase on a per BOE basis between the comparative third quarters was primarily due to (1) the sale of the Haynesville and ENP properties during the fourth quarter of 2010, properties which generally had a lower operating cost per BOE than Denbury’s tertiary operations and other legacy properties, as well as (2) increased tertiary operating expenses.  Denbury’s tertiary operating expenses increased 12% on a per barrel basis between the comparative third quarters, averaging $25.34 per Bbl in the third quarter of 2011, as compared to $22.54 per Bbl in the third quarter of 2010, due primarily to higher workover and CO2 costs, with the cost of CO2 increasing due to higher oil prices.  Tertiary operating expenses increased approximately 9% per Bbl from the second to third quarter of 2011, due primarily to higher workover costs, chemical costs and equipment rental expense.  Production taxes and marketing expenses also increased during the third quarter of 2011 as compared to third quarter 2010 levels, primarily as a result of higher oil prices.

General and administrative (“G&A”) expenses decreased 6% sequentially, totaling $28.9 million in the third quarter of 2011 as compared to $30.9 million in the second quarter of 2011, due primarily to savings in office rent in the current quarter as a result of terminating legacy Encore office leases earlier in 2011 and lower compensation expense driven by a lower bonus accrual, offset in part by increases in salaries and other compensation.  Current quarter G&A expenses decreased by $8.2 million from expenses of $37.1 million in the prior-year third quarter, which on a per BOE basis was $4.70 per BOE in the third quarter of 2011 as compared to $5.19 per BOE in the prior year quarter.  The decrease between the comparative third quarters was primarily caused by a reduction in third-party professional services, lower bonus accrual in the 2011 period which offset other compensation increases, and an increase in capitalized exploration and development costs.

        During the third quarter of 2011, the amount of interest that the Company capitalized increased from approximately $10.9 million in the third quarter of 2010 to approximately $17.9 million in the current quarter.  The 64% increase between the two quarters relates primarily to incremental capitalized interest on CO2 floods, Riley Ridge and the Greencore Pipeline, offset in part by a reduction in capitalized interest on the Green Pipeline.  Interest expense decreased between the respective third quarters due to lower average debt outstanding during the third quarter of 2011.  A significant portion of the incremental debt incurred in conjunction with the Encore merger was repaid during the second half of 2010 through the proceeds of the sales of non-strategic assets.

Depletion, depreciation and amortization (“DD&A”) expense of oil and natural gas properties decreased from $15.85 per BOE in the second quarter of 2011 to $14.91 during the third quarter of 2011 due primarily to the impact of reserve additions resulting from the Riley Ridge acquisition in the third quarter of 2011.

The Company’s effective tax rate for the third quarter of 2011 was slightly lower than its 38% statutory tax rate due primarily to differences between the Company’s 2010 tax provision and filed tax returns.  The Company’s third quarter current taxes were a net benefit due primarily to a change in tax treatment for certain items that resulted in a reclassification of approximately $15 million from current to deferred taxes, which had no impact on our overall tax rate.

Increase in Proved Oil, Natural Gas, and CO2 Reserves

During the third quarter of 2011, the Company added approximately 52.1 million barrels of oil equivalent (“MMBOE”) of proved reserves.  These reserve additions include approximately 237 Bcf of natural gas (39.5 MMBOE) associated with the Riley Ridge acquisition completed in August 2011, 11.6 MMBOE of estimated reserves at the Company’s Bakken properties, and other minor reserve revisions to the Company’s other oil and gas properties.  Also, the Company completed one CO2 well in Gluckstadt Field during the third quarter of 2011, which added approximately 313 Bcf of proved CO2 reserves at Jackson Dome.

Update on Share Repurchase Program

On October 3, 2011, we announced the commencement of our common share repurchase program for up to $500 million of Denbury shares.  The Board-approved program has no pre-established ending date, and may be suspended or discontinued at any time.  Also, the Company is not obligated to repurchase any dollar amount or specific number of shares of its common stock under the program.  As of October 31, 2011, we have repurchased approximately 11.0 million shares of Denbury common stock (approximately 2.7% of outstanding common stock at September 30, 2011) for $149.3 million, or $13.58 per share.

Outlook

The Company’s prior 2011 annual production guidance remains unchanged at 31,000 Bbls/d for tertiary production, 8,400 BOE/d for Bakken production and 65,600 BOE/d for total Company production.  Also, the Company’s 2011 capital expenditure budget remains unchanged at $1.35 billion, excluding acquisitions, capitalized interest and tertiary start-up costs and net of an estimated $60 million in equipment leases.

Phil Rykhoek, Chief Executive Officer, said, “We are pleased to report another record quarterly cash flow from operations, even though average NYMEX oil prices declined approximately $13 per barrel between the second and third quarters.  We were able to do so in part because we sell more than 60% of our oil based on indexes other than NYMEX WTI, increasing our overall NYMEX differential to $7.25 per barrel above NYMEX this quarter, primarily as a result of the high LLS differential.  Our net oil price as compared to NYMEX price has improved more than $11 a barrel from a year ago, making a significant impact on our bottom line.  Further, we had a modest increase in production and modest savings in most of our expenses, all contributing to the record quarter.  In the third quarter, we continued to increase our net asset value with the addition of over 50 MMBOE of proved reserves, a 12% increase over the estimates at June 30, 2011.  With our share repurchase program, we have improved all of our per share metrics by nearly 3% with the purchase of approximately 11 million shares in the last few weeks, all purchased at prices below the per share net asset value of our proved reserves at current prices."

Conference Call

The public is invited to listen to the Company’s conference call set for today, November 3, 2011, at 10:00 A.M. CDT.  The call will be broadcast live over the Internet at our website: www.denbury.com.  If you are unable to participate during the live broadcast, the call will be archived on our website for approximately 30 days and will also be available for playback for one month after the call by dialing (800) 475-6701 or (320) 365-3844 and entering access code 189716.

Upcoming Analyst Conferences

Denbury will be hosting a conference for analysts and asset managers in Houston on Monday, November 14.  Several of the Company's senior management will be presenting specific operational and financial updates. The Company presentation will be webcast live on Denbury's website at www.denbury.com from 2:00 p.m. CST to approximately 5:00 p.m. CST, and will be archived and available on the same website for approximately 30 days following the conference. The slide presentation that will be used at the conference will be available the morning of November 14 on Denbury's website, and will include updated operational and comparative financial data and an in-depth review of the Company's significant properties. Approximately 62 analysts and selected asset managers have signed up for the conference.  In conjunction with the conference, Denbury will also be hosting a tour of the Company's Hastings Facility.

Summary conferences for analysts and asset managers will be held in New York on November 17 and in Boston on November 18.  To date, approximately 40 analysts and selected asset managers have signed up for the summary conferences.  Registration is ongoing. For additional information, please contact Laurie Burkes at 972-673-2166 or laurie.burkes@denbury.com.

Financial and Statistical Data Tables

Following are unaudited financial highlights for the three and nine month periods ended September 30, 2011 and 2010.  All production volumes and dollars are expressed on a net revenue interest basis with gas volumes converted to equivalent barrels at 6:1.

THREE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)
	Three Months Ended
	September 30,			Percentage
	2011	2010		Change
Revenues
Oil sales	552,281	426,896	+	29%
Natural gas sales	13,242	33,889	-	61%
CO2 sales and transportation fees	6,541	4,653	+	41%
Interest income and other income	4,441	1,265	+	>100%
Total revenues and other income	576,505	466,703	+	24%

Expenses
Lease operating expenses	136,531	131,768	+	4%
Production taxes and marketing expenses	36,949	35,542	+	4%
CO2 discovery and operating expenses	1,358	2,488	-	45%
General and administrative expense	28,906	37,115	-	22%
Interest expense, net	37,617	53,331	-	29%
Depletion, depreciation and amortization expense	101,978	111,602	-	9%
Derivatives expense (income)	(210,154)	31,854	-	>100%
Transaction and other costs related to the Encore Merger	-	11,470	-	100%
Total expenses	133,185	415,170	-	68%

Income before income taxes	443,320	51,533	+	>100%

Income tax provision (benefit)
Current income taxes	(5,331)	3,704	-	>100%
Deferred income taxes	172,981	16,595	+	>100%

Consolidated net income	275,670	31,234	+	>100%
Less: net income attributable to noncontrolling interest	-	(2,130)	-	100%

NET INCOME ATTRIBUTABLE TO DENBURY STOCKHOLDERS	275,670	29,104	+	>100%

Net income per common share
Basic	0.69	0.07	+	>100%
Diluted	0.68	0.07	+	>100%

Weighted average common shares outstanding
Basic	399,040	395,913	+	1%
Diluted	403,311	401,093	+	1%

Production (daily - net of royalties)
Oil (barrels)	61,984	64,233	-	4%
Gas (mcf)	29,079	80,983	-	64%
BOE (6:1)	66,830	77,730	-	14%

Unit sales price (including derivative settlements)
Oil (per barrel)	96.52	71.63	+	35%
Gas (per mcf)	7.35	6.38	+	15%
BOE (6:1)	92.72	65.84	+	41%

Unit sales price (excluding derivative settlements)
Oil (per barrel)	96.85	72.24	+	34%
Gas (per mcf)	4.95	4.55	+	9%
BOE (6:1)	91.98	64.44	+	43%

	Three Months Ended
	September 30,			Percentage
	2011	2010		Change

Derivative contracts
Cash receipt on settlements	4,570	10,036	-	54%
Non-cash fair value derivative adjustments	205,584	(41,890)	-	>100%
Total income (expense) from derivative contracts	210,154	(31,854)	-	>100%

Non-GAAP financial measure (1)
Net income attributable to Denbury stockholders (GAAP measure)	275,670	29,104	+	>100%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(127,462)	25,972	-	>100%
Transaction and other costs related to the Encore merger (net of taxes)	-	7,111	-	100%
Cumulative effect of CO2 accounting policy revision (net of taxes)	-	(5,964)	-	100%
Adjustments attributable to noncontrolling interest	-	(3,566)	-	100%
Adjusted net income excluding certain items (non-GAAP measure)	148,208	52,657	+	>100%

Non-GAAP financial measure (1)
Consolidated net income (GAAP measure)	275,670	31,234	+	>100%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	101,978	111,602	-	9%
Deferred income taxes	172,981	16,595	+	>100%
Non-cash fair value derivative adjustments	(205,584)	41,890	-	>100%
Other	12,657	18,582	-	32%
Adjusted cash flow from operations (non-GAAP measure)	357,702	219,903	+	63%
Net change in assets and liabilities relating to operations	(41,963)	(11,419)	+	>100%
Cash flow from operations (GAAP measure)	315,739	208,484	+	51%

Oil and natural gas capital investments (excluding Encore Merger)	271,464	183,036	+	48%
CO2 capital investments	34,135	23,054	+	48%
Pipelines and plants capital investments	43,737	60,980	-	28%
Proceeds from sales of properties	29,166	28,642	+	2%
Cash paid in Riley Ridge acquisition	199,233	-		N/A

BOE data (6:1)
Oil and natural gas revenues	91.98	64.44	+	43%
Gain on settlements of derivative contracts	0.74	1.40	-	47%
Lease operating expenses	(22.21)	(18.43)	+	21%
Production taxes and marketing expenses	(6.01)	(4.97)	+	21%
Production netback	64.50	42.44	+	52%
Non-tertiary CO2 operating margin	0.84	0.30	+	>100%
General and administrative expense	(4.70)	(5.19)	-	9%
Transaction and other costs related to the Encore Merger	-	(1.60)	-	100%
Net cash interest expense and other income	(4.80)	(6.57)	-	27%
Current income taxes and other	2.34	1.37	+	71%
Changes in assets and liabilities relating to operations	(6.83)	(1.60)	+	>100%
Cash flow from operations	51.35	29.15	+	76%

(1) See "Non-GAAP Measures" at the end of this report.

NINE MONTH FINANCIAL HIGHLIGHTS
(Amounts in thousands of U.S. dollars, except per share and unit data)
(Unaudited)
	Nine Months Ended
	September 30,			Percentage
	2011	2010		Change
Revenues
Oil sales	1,621,047	1,176,085	+	38%
Natural gas sales	41,767	103,614	-	60%
CO2 sales and transportation fees	16,808	13,840	+	21%
Gain on sale of interest in Genesis	-	101,537	-	100%
Interest income and other income	12,445	7,658	+	63%
Total revenues and other income	1,692,067	1,402,734	+	21%

Expenses
Lease operating expenses	393,560	355,731	+	11%
Production taxes and marketing expenses	109,388	92,959	+	18%
CO2 discovery and operating expenses	5,381	5,537	-	3%
General and administrative expense	103,652	101,016	+	3%
Interest expense, net	128,643	123,230	+	4%
Depletion, depreciation and amortization expense	299,067	322,683	-	7%
Derivatives income	(212,308)	(138,045)	+	54%
Loss on early extinguishment of debt	16,131	-		N/A
Transaction and other costs related to the Encore Merger	4,377	79,253	-	94%
Total expenses	847,891	942,364	-	10%

Income before income taxes	844,176	460,370	+	83%

Income tax provision
Current income taxes	5,849	11,314	-	48%
Deferred income taxes	317,601	167,289	+	90%

Consolidated net income	520,726	281,767	+	85%
Less: net income attributable to noncontrolling interest	-	(20,408)	-	100%

NET INCOME ATTRIBUTABLE TO DENBURY STOCKHOLDERS	520,726	261,359	+	99%

Net income per common share
Basic	1.31	0.72	+	82%
Diluted	1.29	0.71	+	82%

Weighted average common shares outstanding
Basic	398,371	362,241	+	10%
Diluted	403,575	367,434	+	10%

Production (daily - net of royalties)
Oil (barrels)	60,007	58,234	+	3%
Gas (mcf)	30,736	81,065	-	62%
BOE (6:1)	65,129	71,745	-	9%

Unit sales price (including derivative settlements)
Oil (per barrel)	97.50	68.88	+	42%
Gas (per mcf)	7.25	6.22	+	17%
BOE (6:1)	93.25	62.94	+	48%

Unit sales price (excluding derivative settlements)
Oil (per barrel)	98.95	73.98	+	34%
Gas (per mcf)	4.98	4.68	+	6%
BOE (6:1)	93.52	65.34	+	43%

	Nine Months Ended
	September 30,			Percentage
	2011	2010		Change

Derivative contracts
Cash payment on settlements	(4,784)	(46,964)	-	90%
Non-cash fair value derivative adjustments	217,092	185,009	+	17%
Total income from derivative contracts	212,308	138,045	+	54%

Non-GAAP financial measure (1)
Net income attributable to Denbury stockholders (GAAP measure)	520,726	261,359	+	99%
Non-cash fair value adjustments on derivative contracts (net of taxes)	(134,597)	(114,706)	+	17%
Transaction and other costs related to the Encore merger (net of taxes)	2,714	51,989	-	95%
Loss on early extinguishment of debt (net of taxes)	10,001	-		N/A
Gain on sale of interest in Genesis (net of taxes)	-	(62,953)	-	100%
Decrease in deferred tax expense due to rate decrease	-	7,072	-	100%
Cumulative effect of CO2 accounting policy revision (net of taxes)	-	(5,964)	-	100%
Interest on newly issued debt one month prior to merger (net of taxes)	-	4,263	-	100%
Adjustments attributable to noncontrolling interest	-	1,842	-	100%
Adjusted net income excluding certain items (non-GAAP measure)	398,844	142,902	+	>100%

Non-GAAP financial measure (1)
Consolidated net income (GAAP measure)	520,726	281,767	+	85%
Adjustments to reconcile to cash flow from operations:
Depletion, depreciation and amortization	299,067	322,683	-	7%
Deferred income taxes	317,601	167,289	+	90%
Non-cash fair value derivative adjustments	(217,092)	(185,009)	+	17%
Loss on early extinguishment of debt	16,131	-		N/A
Gain on sale of interest in Genesis	-	(101,537)	-	100%
Other	36,544	41,580	-	12%
Adjusted cash flow from operations (non-GAAP measure)	972,977	526,773	+	85%
Net change in assets and liabilities relating to operations	(133,885)	66,002	-	>100%
Cash flow from operations (GAAP measure)	839,092	592,775	+	42%

Oil & natural gas capital investments (excluding Encore Merger)	775,547	524,452	+	48%
CO2 capital investments	65,866	67,328	-	2%
Pipelines and plants capital investments	142,406	169,157	-	16%
Cash paid in Encore Merger, net of cash acquired	-	813,894	-	100%
Cash paid in Riley Ridge acquisition	199,233	-		N/A
Proceeds from sales of properties	47,598	909,986	-	95%
Proceeds from sale of interest in Genesis	-	162,619	-	100%

Cash and cash equivalents	24,363	86,345	-	72%
Total assets	9,886,933	9,843,203	+	0%
Total long-term debt (principal amount excluding capital leases and
pipeline financings)	2,161,349	2,536,350	-	15%
Financing leases	244,719	249,898	-	2%
Total stockholders' equity	4,935,772	4,863,918	+	1%

BOE data (6:1)
Oil and natural gas revenues	93.52	65.34	+	43%
Loss on settlements of derivative contracts	(0.27)	(2.40)	-	89%
Lease operating expenses	(22.13)	(18.16)	+	22%
Production taxes and marketing expenses	(6.15)	(4.75)	+	29%
Production netback	64.97	40.03	+	62%
Non-tertiary CO2 operating margin	0.65	0.42	+	55%
General and administrative expense	(5.83)	(5.16)	+	13%
Transaction and other costs related to Encore Merger	(0.25)	(4.05)	-	94%
Net cash interest expense and other income	(5.79)	(5.27)	+	10%
Current income taxes and other	0.96	0.92	+	4%
Changes in assets and liabilities relating to operations	(7.52)	3.37	-	>100%
Cash flow from operations	47.19	30.26	+	56%

(1) See "Non-GAAP Measures" at the end of this report.

Non-GAAP Measures

Adjusted net income excluding certain items is a non-GAAP measure.  This measure reflects net income without regard to the fair value adjustments on the Company’s derivative contracts or other certain items.  The Company believes that it is important to consider this measure separately as it is a better reflection of the ongoing comparable results of the Company, without regard to changes in the market value of the Company’s derivative contracts during the period or other certain items.

Adjusted cash flow from operations is a non-GAAP measure that represents cash flow provided by operations before changes in assets and liabilities, as summarized from the Company’s Consolidated Statements of Cash Flows.  Adjusted cash flow from operations measures the cash flow earned or incurred from operating activities without regard to the collection or payment of associated receivables or payables.  The Company believes that it is important to consider this measure separately, as it believes it can often be an important way to discuss changes in operating trends in its business caused by changes in production, prices, operating costs and so forth, without regard to whether the earned or incurred item was collected or paid during that period.

Denbury Resources Inc. (www.denbury.com) is a growing independent oil and natural gas company. The Company is the largest oil and natural gas producer in both Mississippi and Montana, owns the largest reserves of CO2used for tertiary oil recovery east of the Mississippi River, and holds significant operating acreage in the Rocky Mountain and Gulf Coast regions. The Company's goal is to increase the value of acquired properties through a combination of exploitation, drilling and proven engineering extraction practices, with the most significant emphasis on our CO2 tertiary recovery operations.

This press release, other than historical financial information, contains forward-looking statements that involve risks and uncertainties, including forecasted 2011 production levels relating to the Company's tertiary operations and overall production, estimated capital expenditures for 2011 or future years and other risks and uncertainties detailed in the Company's filings with the Securities and Exchange Commission, including Denbury's most recent reports on Form 10-K and Form 10-Q. These risks and uncertainties are incorporated by this reference as though fully set forth herein. These statements are based on engineering, geological, financial and operating assumptions that management believes are reasonable based on currently available information; however, management's assumptions and the Company's future performance are both subject to a wide range of business risks, and there is no assurance that these goals and projections can or will be met. Actual results may vary materially.

For further information contact:

Phil Rykhoek, CEO, 972-673-2000
Mark Allen, Senior VP and Chief Financial Officer, 972-673-2000
www.denbury.com